AT&T Delivers Strong First-Quarter Financial Performance
Company reiterates full-year 2025 financial and operational guidance

DALLAS, April 23, 2025 — AT&T Inc. (NYSE: T) reported solid first-quarter results that again showcase its ability to grow the right way with high-quality, profitable 5G and fiber subscriber additions. The Company reiterates all 2025 full-year financial and operational guidance. Based on the reduction in net debt and the Company's outlook, AT&T is operating within its net leverage target of net debt-to-adjusted EBITDA* in the 2.5x range and plans to commence share repurchases in the second quarter.
“Our business fundamentals remain strong, and we are uniquely positioned to win in this dynamic and competitive market,” said John Stankey, AT&T Chairman and CEO. “We are growing the right way as customers continue to choose AT&T Fiber and 5G wireless for connectivity they can rely on, guaranteed or we'll make it right. The priorities we laid out at our 2024 Analyst & Investor Day have not changed, and we continue to operate our business to achieve the financial plan and capital returns we outlined in December.”
First-Quarter Consolidated Results
•Revenues of $30.6 billion
•Diluted EPS of $0.61 versus $0.47 a year ago; adjusted EPS* of $0.51 versus $0.48 a year ago
•Operating income of $5.8 billion; adjusted operating income* of $6.4 billion
•Net income of $4.7 billion; adjusted EBITDA* of $11.5 billion
•Cash from operating activities of $9.0 billion, versus $7.5 billion a year ago
•Capital expenditures of $4.3 billion; capital investment* of $4.5 billion
•Free cash flow* of $3.1 billion, versus $2.8 billion a year ago

First-Quarter Highlights
•324,000 postpaid phone net adds with postpaid phone churn of 0.83%
•Mobility service revenues of $16.7 billion, up 4.1% year over year
•261,000 AT&T Fiber net adds; 200,000, or more, net adds for 21 consecutive quarters
•Consumer fiber broadband revenues of $2.1 billion, up 19.0% year over year
•29.5 million consumer and business locations passed with fiber
•More than 4 out of every 10 AT&T Fiber households now choose AT&T wireless1
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

2025 Outlook
For the full year, AT&T expects:
•Consolidated service revenue growth in the low-single-digit range.
•Mobility service revenue growth in the higher end of the 2% to 3% range.
•Consumer fiber broadband revenue growth in the mid-teens.
•Adjusted EBITDA* growth of 3% or better.
•Mobility EBITDA* growth in the higher end of the 3% to 4% range.
•Business Wireline EBITDA* to decline in the mid-teens range.
•Consumer Wireline EBITDA* growth in the high-single to low-double-digit range.
•Capital investment* in the $22 billion range.
•Free cash flow* of $16 billion+.
•Adjusted EPS* of $1.97 to $2.07.

Additionally, the Company continues to expect the sale of its entire 70% stake in DIRECTV to TPG to close in mid-2025.
Note: AT&T’s first-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, April 23, 2025. The webcast and related materials, including financial highlights, will be available at investors.att.com.

Consolidated Financial Results
•Revenues for the first quarter totaled $30.6 billion versus $30.0 billion in the year-ago quarter, up 2.0%. This was due to higher Mobility and Consumer Wireline revenues, partially offset by declines in Business Wireline and Mexico, which included unfavorable foreign exchange impacts.
•Operating expenses were $24.9 billion versus $24.2 billion in the year-ago quarter. Operating expenses increased primarily due to higher equipment costs associated with higher wireless equipment revenues and higher restructuring costs. Additionally, depreciation increased from our continued fiber investment and network upgrades, partially offset by lower impacts from our Open RAN network modernization efforts. These increases were partially offset by expense declines from continued transformation efforts and lower network related costs, which included lower negotiated rates and higher vendor settlements in 2025, as well as the absence of expenses from our cybersecurity business that was contributed to a new joint venture, LevelBlue, in the second quarter of 2024.
•Operating income was $5.8 billion, essentially consistent with the year-ago quarter. When adjusting for certain items, adjusted operating income* was $6.4 billion versus $6.0 billion in the year-ago quarter.
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

•Equity in net income of affiliates was $1.4 billion, primarily from the DIRECTV investment, versus $0.3 billion in the year-ago quarter, reflecting cash distributions received by AT&T in excess of the carrying amount of our investment in DIRECTV.
•Net income was $4.7 billion versus $3.8 billion in the year-ago quarter.
•Net income attributable to common stock was $4.4 billion versus $3.4 billion in the year-ago quarter. Earnings per diluted common share was $0.61 versus $0.47 in the year-ago quarter. Adjusting for ($0.10) which removes equity in net income of DIRECTV and excludes restructuring costs and other items, adjusted earnings per diluted common share* was $0.51 versus $0.48 in the year-ago quarter.
•Adjusted EBITDA* was $11.5 billion versus $11.0 billion in the year-ago quarter.
•Cash from operating activities was $9.0 billion, versus $7.5 billion in the year-ago quarter, reflecting $1.4 billion cash flows related to DIRECTV, which included a $1.1 billion dividend, and operational growth.
•Capital expenditures were $4.3 billion versus $3.8 billion in the year-ago quarter. Capital investment* totaled $4.5 billion versus $4.6 billion in the year-ago quarter. Cash payments for vendor financing totaled $0.2 billion versus $0.8 billion in the year-ago quarter.
•Free cash flow,* which excludes cash flows from DIRECTV, was $3.1 billion versus $2.8 billion in the year-ago quarter.
•Total debt was $126.2 billion at the end of the first quarter, and net debt* was $119.1 billion.

Segment and Business Unit Results

Communications Segment
Dollars in millions	First Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$29,560	$28,857	2.4%
Operating Income	6,991	6,745	3.6%
Operating Income Margin	23.7%	23.4%	30	BP
Communications segment revenues were $29.6 billion, up 2.4% year over year, with operating income up 3.6% year over year.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Mobility
Dollars in millions; Subscribers in thousands	First Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$21,570	$20,594	4.7%
Service	16,651	15,994	4.1%
Equipment	4,919	4,600	6.9%
Operating Expenses	14,830	14,126	5.0%
Operating Income	6,740	6,468	4.2%
Operating Income Margin	31.2%	31.4%	(20)	BP
EBITDA*	$9,266	$8,955	3.5%
EBITDA Margin*	43.0%	43.5%	(50)	BP
EBITDA Service Margin*	55.6%	56.0%	(40)	BP
Total Wireless Net Adds[2]	120	741
Postpaid	290	389
Postpaid Phone	324	349
Postpaid Other	(34)	40
Prepaid Phone	(20)	1
Postpaid Churn	0.99%	0.89%	10	BP
Postpaid Phone-Only Churn	0.83%	0.72%	11	BP
Prepaid Churn	2.64%	2.77%	(13)	BP
Postpaid Phone ARPU	$56.56	$55.57	1.8%
Mobility service revenue grew 4.1% year over year driving EBITDA growth of 3.5%. Postpaid phone net adds were 324,000 with postpaid phone ARPU up 1.8% year over year.

Mobility revenues were up 4.7% year over year driven by service revenue growth of 4.1% from postpaid phone average revenue per subscriber (ARPU) growth and subscriber gains, as well as equipment revenue growth of 6.9% from higher wireless device sales volumes. Operating expenses were up 5.0% year over year due to higher equipment expenses from higher wireless sales volumes. This increase also reflects higher advertising costs due to the launch of a new campaign, higher promotion costs, higher network costs and increased depreciation expense. Operating income was $6.7 billion, up 4.2% year over year. EBITDA* was $9.3 billion, up $311 million year over year.

Business Wireline
Dollars in millions	First Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$4,468	$4,913	(9.1)%
Operating Expenses	4,566	4,849	(5.8)%
Operating Income/(Loss)	(98)	64	—%
Operating Income Margin	(2.2)%	1.3%	(350)	BP
EBITDA*	$1,400	$1,426	(1.8)%
EBITDA Margin*	31.3%	29.0%	230	BP
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Business Wireline revenues declined year over year driven by continued secular pressures on legacy and other transitional services that were partially offset by growth in fiber and advanced connectivity services.

Business Wireline revenues were down 9.1% year over year, due to declines in legacy and other transitional services of 17.4%, partially offset by growth in fiber and advanced connectivity services of 4.5%. Revenue declines were also impacted by the absence of revenues from our cybersecurity business that was contributed to LevelBlue during the second quarter of 2024, and targeted pricing actions in legacy services. Operating expenses were down 5.8% year over year due to lower personnel costs associated with ongoing transformation initiatives, lower network access costs that included higher vendor settlements in 2025 and the contribution of our cybersecurity business, partially offset by higher depreciation expense due to ongoing investment for strategic initiatives such as fiber. Operating income was $(98) million versus $64 million in the prior-year quarter, and EBITDA* was $1.4 billion, slightly lower year-over-year.

Consumer Wireline
Dollars in millions; Subscribers in thousands	First Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$3,522	$3,350	5.1%
Operating Expenses	3,173	3,137	1.1%
Operating Income	349	213	63.8%
Operating Income Margin	9.9%	6.4%	350	BP
EBITDA*	$1,298	$1,094	18.6%
EBITDA Margin*	36.9%	32.7%	420	BP
Broadband Net Adds[3]	137	55
Fiber	261	252
Non Fiber	(124)	(197)
AT&T Internet Air	181	110
Broadband ARPU	$70.87	$65.98	7.4%
Fiber ARPU	$72.85	$68.61	6.2%
Consumer Wireline achieved strong broadband revenue driven by 19.0% fiber revenue growth. Consumer Wireline also delivered positive broadband net adds for the seventh consecutive quarter, driven by 261,000 AT&T Fiber net adds and 181,000 AT&T Internet Air net adds.

Consumer Wireline revenues were up 5.1% year over year driven by broadband revenue growth of 9.6% due to fiber revenue growth of 19.0%, partially offset by declines in legacy voice and data services and other services. Operating expenses were up 1.1% year over year, primarily due to higher depreciation expense driven by fiber investment, partially offset by lower customer support and network-related costs that include higher vendor settlements in 2025. Operating income was $349 million versus $213 million in the prior-year quarter, and EBITDA* was $1.3 billion, up $204 million year over year.
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Latin America Segment
Dollars in millions; Subscribers in thousands	First Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$971	$1,063	(8.7)%
Service	615	690	(10.9)%
Equipment	356	373	(4.6)%
Operating Expenses	928	1,060	(12.5)%
Operating Income	43	3	—%
EBITDA*	$193	$180	7.2%
Total Wireless Net Adds	32	143
Postpaid	160	116
Prepaid	(110)	79
Reseller	(18)	(52)
Latin America segment revenues were down 8.7% year over year, primarily due to unfavorable impacts of foreign exchange rates, partially offset by higher equipment sales, and subscriber and ARPU growth. Operating expenses were down 12.5% due to the favorable impacts of foreign exchange rates, partially offset by higher equipment and selling costs resulting from higher sales. Operating income was $43 million compared to $3 million in the year-ago quarter. EBITDA* was $193 million, compared to $180 million in the year-ago quarter.

1Represents the ratio of AT&T Fiber subscribers to the number of primary Mobility account holders that also subscribe to consumer postpaid phone service.
2Excludes migrations between wireless subscriber categories, including connected devices, and acquisition-related activity during the period.
3First-quarter 2025 excludes the impact of subscriber disconnections resulting from the termination of AT&T Internet Air services in markets with unfavorable regulatory requirements.

About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Non-GAAP Measures and Reconciliations to GAAP Measures
Schedules and reconciliations of non-GAAP financial measures cited in this document to the most directly comparable financial measures under generally accepted accounting principles (GAAP) can be found at investors.att.com and in our Form 8-K dated April 23, 2025. Adjusted diluted EPS, adjusted operating income, EBITDA, adjusted EBITDA, free cash flow, net debt and net debt-to-adjusted EBITDA are non-GAAP financial measures frequently used by investors and credit rating agencies. Prior periods for free cash flow and adjusted diluted EPS have been recast to conform to the current period presentation to remove cash flows and equity in net income from our investment in DIRECTV, which we have agreed to sell to TPG.

Adjusted diluted EPS is calculated by excluding from operating revenues, operating expenses, other income (expenses) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Non-operational items arising from asset acquisitions and dispositions include the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and those assets contribute to revenue generation. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income. The tax impact of adjusting items is calculated using the adjusted effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate; in these cases, we use the actual tax expense or combined marginal rate of approximately 25%.

For 1Q25, adjusted EPS of $0.51 is diluted EPS of $0.61 adjusted for $0.05 restructuring, and a net $0.00 benefit-related, transaction, legal and other items, minus $0.15 equity in net income of DIRECTV. For 1Q24, adjusted EPS of $0.48 is diluted EPS of $0.47 adjusted for $0.06 restructuring and impairments, minus $0.03 equity in net income of DIRECTV, and $0.02 benefit-related, transaction, legal and other items. For 1Q25, transaction, legal and other costs include costs associated with legacy legal matters and the expected resolution of certain litigation associated with cyberattacks disclosed in 2024, which is presented net of expected insurance recoveries. The Company expects adjustments to 2025 reported diluted EPS to include an adjustment to remove equity in net income of DIRECTV, a non-cash mark-to-market benefit plan gain/loss, and other items. The adjustment to remove the equity in net income of DIRECTV is dependent upon cash distributions from DIRECTV and the timing of the closing of the sale of our DIRECTV investment, which is expected in mid-2025. The Company expects the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. Our projected 2025 adjusted EPS depends on future levels of revenues and expenses, most of which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between this projected non-GAAP metric and the most comparable GAAP metric without unreasonable effort.

Adjusted operating income is operating income adjusted for revenues and costs we consider non-operational in nature, including items arising from asset acquisitions or dispositions. For 1Q25, adjusted operating income of $6.4 billion is calculated as operating income of $5.8 billion plus $0.6 billion of adjustments. For 1Q24, adjusted operating income of
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

$6.0 billion is calculated as operating income of $5.8 billion plus $0.2 billion of adjustments. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated April 23, 2025.

EBITDA is net income plus income tax, interest, and depreciation and amortization expenses minus equity in net income of affiliates and other income (expense) – net. Adjusted EBITDA is calculated by excluding from EBITDA certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses.

For 1Q25, adjusted EBITDA of $11.5 billion is calculated as net income of $4.7 billion, plus income tax expense of $1.3 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $1.4 billion, minus other income (expense) – net of $0.5 billion, plus depreciation and amortization of $5.2 billion, plus adjustments of $0.6 billion. For 1Q24, adjusted EBITDA of $11.0 billion is calculated as net income of $3.8 billion, plus income tax expense of $1.1 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $0.3 billion, minus other income (expense) – net of $0.5 billion, plus depreciation and amortization of $5.0 billion, plus adjustments of $0.2 billion. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated April 23, 2025.

At the segment or business unit level, EBITDA is operating income before depreciation and amortization. EBITDA margin is EBITDA divided by total revenues. EBITDA service margin is EBITDA divided by total service revenues.

Adjusted EBITDA, Mobility EBITDA, Business Wireline EBITDA and Consumer Wireline EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Free cash flow for 1Q25 of $3.1 billion is cash from operating activities of $9.0 billion, less cash distributions from DIRECTV classified as operating activities of $1.4 billion, less cash taxes paid on DIRECTV of $0, minus capital expenditures of $4.3 billion and cash paid for vendor financing of $0.2 billion. For 1Q24, free cash flow of $2.8 billion is cash from operating activities of $7.5 billion, less cash distributions from DIRECTV classified as operating activities of $0.3 billion, less cash taxes paid on DIRECTV of $0.1 billion, minus capital expenditures of $3.8 billion and cash paid for vendor financing of $0.8 billion. Due to high variability and difficulty in predicting items that impact cash from operating activities, capital expenditures and vendor financing payments, the Company is not able to provide a reconciliation between projected free cash flow and the most comparable GAAP metric without unreasonable effort.

Capital investment provides a comprehensive view of cash used to invest in our networks, product developments and support systems. In connection with capital improvements, we have favorable payment terms of 120 days or more with certain vendors, referred to as vendor financing, which are excluded from capital expenditures and reported as financing activities. Capital investment includes capital expenditures and cash paid for vendor financing ($0.2 billion in 1Q25, $0.8 billion in 1Q24). Due to high variability and difficulty in predicting items that impact capital expenditures and vendor financing payments, the Company is not able to provide a reconciliation between projected capital investment and the most comparable GAAP metrics without unreasonable effort.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Net debt of $119.1 billion at March 31, 2025, is calculated as total debt of $126.2 billion less cash and cash equivalents of $6.9 billion and time deposits (i.e. deposits at financial institutions that are greater than 90 days) of $0.2 billion. Net debt-to-adjusted EBITDA is calculated by dividing net debt by the sum of the most recent four quarters of adjusted EBITDA. Net debt and adjusted EBITDA are calculated as defined above.

For more information, contact:
Brittany Siwald
AT&T Inc.
Phone: (214) 202-6630
Email: brittany.a.siwald@att.com
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.